USVC VENTURE CAPITAL ACCESS FUND SC-TO-I

Exhibit 99.(c)

EXHIBIT C

REPURCHASE REQUEST AND SUBMISSION FLOW

Regarding Shares in

USVC VENTURE CAPITAL ACCESS FUND

Tendered Pursuant to the Offer to Purchase Dated September 30, 2026

THIS REPURCHASE REQUEST MUST BE RECEIVED BY THE FUND

BY OCTOBER 29, 2026.

THE OFFER AND CANCELLATION RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON OCTOBER 29, 2026, UNLESS THE OFFER IS EXTENDED.

Submit the repurchase request shown below through the Shareholder’s online account with the Fund (if applicable)

(screenshots follow)

USVC

- Overview
- Repurchases
- Documents
- Support

Repurchases

Current shares	Current NAV per share	Current portfolio value
250.0	$22.50	$5,625

Q3 2026 repurchase window open through October 29, 2026 at 11:59 PM ET

The Q3 2026 repurchase window is now open. The USVC board has approved repurchases of up to 5% of the fund's total net assets.

Submit your repurchase request by October 29, 2026 at 11:59 PM ET. After the deadline, requests will be reviewed and fulfilled according to the terms of the offer. If total requests exceed the approved amount, your request may be only partially fulfilled.

You may edit or cancel your request at any time before the deadline.

Review the offer documents for complete details.

Submit request

History

You don't have any repurchases yet.

×

What percentage of your holdings would you like to request for repurchase?

You currently have 250.0 shares totaling $5,625 calculated at the current NAV price of $22.50.

0 %

Requested Shares	0
Estimated Value	$0

Estimated at the current NAV. Final amount is set at settlement and may vary.

Continue

Cancel

i

Confirm your deposit account

The below account is securely linked via Plaid.

Test Bank *0000

Continue

Cancel

Submit your repurchase request

Shares	12.50
Estimated Value	$281.25
Confirmation Date	10/30/2026 (Estimated)
Deposit Method	Test Bank *0000

Estimated at the current NAV. Final amount is set at settlement and may vary.

☐ I have read and agree to the terms specified in the offer materials. I understand that:

- The fund will determine my final allocation after the submission window closes based on all submitted requests.
- My request may only be partially fulfilled if total requests exceed the approved amount according to the terms of the offer.
- I will no longer be able to cancel or change my request after the submission deadline on October 29, 2026 at 11:59 PM ET.

Submit

Cancel

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×

Your repurchase request has been submitted

We have received your repurchase request.

After the submission window closes, requests will be reviewed and fulfilled according to the terms of the offer. If total requests exceed the approved amount, your request may be only partially fulfilled. We will notify you of your final allocation.

You may edit or cancel your request until the submission deadline on October 29, 2026 at 11:59 PM ET.

Requested Shares	12.50
Estimated Value	$281.25

Estimated at the current NAV. Final amount is set at settlement and may vary.

Done

USVC

- Overview
- Repurchases
- Documents
- Support

Repurchases

Current shares	Current NAV per share	Current portfolio value
250.0	$22.50	$5,625

You have submitted a repurchase request for 12.5 shares ($281.25)

After the submission window closes, requests will be reviewed and fulfilled according to the terms of the offer. If total requests exceed the approved amount, your request may be only partially fulfilled. We will notify you of your final allocation. You may edit or cancel your request until the submission deadline on October 29, 2026 at 11:59 PM ET.

Estimated at the current NAV. Final amount is set at settlement and may vary.

Edit request

History

Window	Requested Shares	Repurchased Shares	NAV	Amount	Status
Q3 2026	12.5	–	–	–	Submitted ›
Totals	12.5	0.0		$0

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